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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectuses of Transmeridian Exploration, Inc. for the registration of 23,995,533 shares of its common stock and to the incorporation by reference therein of our report dated December 31, 2003 with respect to the consolidated financial statements of Transmeridian Exploration, Inc. at December 31, 2003 and for each of the three years ended December 31, 2003, included in this Annual Report on Form 10K for the year ended December 31, 2003, filed with the Securities Exchange Commission.

/s/ John A. Braden & Company, P.C.

Houston, Texas February 23, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM